SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 11, 2003

                                 MEDIFAST, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                     000-23016                13-3714405
 -------------------------------       ----------------           -------------
  (State or other jurisdiction         (Commission File           (IRS Employer
of incorporation or organization)           Number)                 Ident. No.)

          11445 Cronhill Drive, Owing Mills, Maryland       21117
          -------------------------------------------    ----------
          (Address of principal executive offices)       (Zip Code)

        Registrant's telephone number, including area code (410)-581-8042

--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)


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Item 5. Other Events

1) Effective June 11, 2003, Medifast, Inc.'s wholly-owned subsidiary Jason Enterprises, Inc. ("Company") (AMEX:MED) completed the acquisition of the assets of Consumer Choice Systems, Inc., a Delaware corporation, pursuant to the terms of the agreement. The Company will obtain all the assets of the Consumer Choice Systems Inc., business that support their retail and international business to include the distribution rights in 18,000 retail food and drug stores.

      The terms of the deal are as follows; Medifast, Inc. issued 76,120 shares of Medifast, Inc. restricted common stock and 50,000 five-year warrants at a purchase price of $10.00 per share. The transaction will be accounted for as an asset purchase transaction. The Company is expecting to record limited and selected liabilities that amount to approximately $1.35 million. The Company intends to transfer these assets to the balance sheet of its wholly owned subsidiary, Jason Enterprises, Inc. The assets and liabilities will be recorded according to standard GAAP accounting principles. Consumer Choice Systems has an annualized 12-month revenue of approximately 2 million dollars.

2) Mercantile Safe Deposit and Trust Company increased Medifast, Inc.'s secured line of credit from $500,000 to $1 million to provide additional working capital to Medifast, Inc. and its wholly owned subsidiaries.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MEDIFAST, INC.

Dated: June 11, 2003

                                           /s/ Bradley T. MacDonald
                                           ------------------------------------
                                           Bradley T. MacDonald
                                           Chairman and Chief Executive Officer


                                       2

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For Immediate Release
Contact: Medifast, Inc. (AMX:MED)
         Casey Seward, Public & Investor Relations Specialist
         410-504-8154
         www.medifast.net

                    Medifast, Inc. Acquires Women's Wellbeing
    Accretive Acquisition Expected to Increase Annual Revenues by $2 million

      OWINGS MILLS, Md., June 12 /PRNewswire-FirstCall/ -- Medifast, Inc. (Amex:
MED) announced today that Jason Enterprises, Inc., a wholly owned subsidiary of Medifast, acquired the assets of Consumer Choice Systems, Inc. (CCS) a Delaware corporation. The purchase price was 76,120 restricted shares of Medifast's restricted common stock and the issuance of 50,000 warrants to purchase Medifast's common stock at $10.00 per share. Medifast also assumed $1.35 million in CCS's liabilities. The acquisition is expected to be immediately accretive.

CCS assembles and distributes its products to over 18,000 chain food and drug stores across the United States. Its Women's Wellbeing products focus on women in the age group of 14 to 84, encompassing multiple product categories including: 1) Urinary Tract Infection products that address detection, relief, and prevention and 2) Menopause Relief products that address night sweats, hot flashes and vaginal dryness. Additionally, Jason Enterprises will develop cutting edge disease and condition management supplements and skin care products under the Women's Wellbeing trademark. The newly acquired company has an annualized 12-month revenue of approximately $2 million.

"We believe that the synergies between the two companies are compelling," says Bradley MacDonald, CEO and Chairman of Medifast. "CCS has always been on the leading edge of the women's health industry with advances in new products and technologies developed to assist mature women under the Women's Wellbeing brand. We believe we can become a leader in this category by combining our highly successful marketing programs and distribution with their promising product lines. The acquisition of CCS demonstrates our commitment to expanding our business model to include an array of nutritional and health care products. The Company will now be able to leverage its health network, advertising and distribution programs to further enhance shareholder value. We are very excited about this opportunity."

"We are excited about this opportunity to join the Medifast team which produces the finest quality medical meal replacement products in the disease and weight management industry," said Terry Kelley, the president of CCS. "Women's Wellbeing and UTI branded products are a perfect complement to the Medifast distribution system working with over 15,000 physicians across the country."

Additionally,  in order to  capitalize  this new  opportunity,  Mercantile  Safe
Deposit and Trust increased Medifast, Inc.'s secured line of credit from $500,000 to $1,000,000.

This release contains forward-looking statements, which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.